EXHIBIT 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERFORMANCE HEALTH TECHNOLOGIES, INC.

Performance Health Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.  The name of the Corporation is Performance Health Technologies, Inc.  The Corporation when initially incorporated was named Applied Sports Technologies, Inc.  On December 2, 1998, the name of the Corporation was changed to sportstrac.com, inc.  On May 24, 1999, the name of the Corporation was changed to SportsTrac Systems, Inc.  On September 20, 2002, the name of the Corporation was changed to its current name, Performance Health Technologies, Inc.  The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of the State of Delaware was June 15, 1998.

2.  This Amended and Restated Certificate amends and restates the Amended and Restated Certificate of Incorporation of the Corporation and is filed in accordance with Section 245 of the General Corporation Law of the State of  Delaware.  The Amended and Restated Certificate of Incorporation of the Corporation is amended in this Amended and Restated Certificate in the following respect:

Article Fourth, Authorized Stock, is amended to increase the number of authorized shares of common stock and preferred stock of the Corporation.

The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware after being proposed by the Board of Directors of the Corporation and adopted by the consent of the Shareholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.  The text of the Amended and Restated Certificate of Incorporation, as amended and restated, is set forth in Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the undersigned in their capacities as President and Secretary of Performance Health Technologies, Inc. have executed this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that this is the act and deed of Performance Health Technologies, Inc. and that the facts herein stated are, to the best of the undersigned’s knowledge and belief, true, as of this 13th day of July, 2007.

PERFORMANCE HEALTH TECHNOLOGIES, INC.

By:	/s/ Robert D. Prunetti
Robert D. Prunetti
President and Chief Executive Officer

Attest:

/s/ Dominique Prunetti Miller
Dominique Prunetti Miller
Secretary

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
PERFORMANCE HEALTH TECHNOLOGIES, INC.

NAME

FIRST:  The name of the corporation is:  Performance Health Technologies, Inc.

REGISTERED OFFICE AND AGENT

SECOND:  The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of the corporation’s registered agent at such address is Corporation Service Company.

PURPOSE

THIRD:  The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time, or any successor thereto.

AUTHORIZED STOCK

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is Six Hundred Million (600,000,000) shares of which Five Hundred Million (500,000,000) shares shall be of a class of common stock, par value of $0.01 per share (“Common Stock”) and One Hundred Million (100,000,000) shares shall be of a class of preferred stock, par value of $0.01 per share (“Preferred Stock”).

The Preferred Stock, the number of shares, the stated value, dividend rate, if any, and voting powers, if any, of each series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof shall be fixed in the case of each series by resolution of the Board of Directors at the time of issuance subject in all cases to the laws of the State of Delaware applicable thereto, and set forth in a certificate of designations filed and recorded with respect to each series in accordance with the laws of the State of Delaware.

BYLAWS

FIFTH:  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of the corporation.

WRITTEN BALLOTS

SIXTH:  Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

AMENDMENTS

SEVENTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

INDEMNIFICATION

EIGHTH:  Each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware, as the same now exists or may be hereafter amended.  No amendment to or repeal of this Article Eighth shall apply to or have any effect on the rights of any individual referred to in this Article Eighth for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

PERSONAL LIABILITY OR DIRECTORS

NINTH:   To the fullest extent permitted by the General Corporation Law of Delaware, as the same now exists or may be hereafter amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effect date of such amendment or repeal.

CERTAIN ARRANGEMENTS BETWEEN
THE CORPORATION AND ITS CREDITORS

TENTH:    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provision of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provision of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.